UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 17, 2016 (October 17, 2016)

Date of Report (Date of earliest event reported)

HCP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-08895	33-0091377
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

1920 Main Street

Suite 1200

Irvine, California 92614

(Address of principal executive offices) (Zip Code)

(949) 407-0700

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 17, 2016, certain subsidiaries of Quality Care Properties, Inc. (“QCP”), a wholly owned subsidiary of HCP, Inc. (“HCP”), issued $750 million aggregate principal amount of 8.125% senior secured notes due 2023 (the “Notes”) in connection with HCP’s previously announced spin-off (the “Spin-Off”) of QCP, which is more fully described in the QCP’s information statement, dated October 14, 2016, which is filed as Exhibit 99.1 to QCP’s Current Report on Form 8-K, dated October 14, 2016.

The Notes were issued under an indenture, dated as of October 17, 2016 (the “Indenture”), among the subsidiary issuers party thereto and Wilmington Trust, National Association, as trustee and notes collateral agent.

The Notes will mature on November 1, 2023. The gross proceeds of the offering of the Notes have been deposited into an escrow account until released in connection with the consummation of the Spin-Off or, if the Spin-Off is not consummated prior to December 15, 2016, the proceeds will be used to redeem the Notes at 100% of the gross proceeds of the Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

The Notes bear interest at a rate of 8.125% per annum, payable on May 1 and November 1 of each year, commencing on May 1, 2017.

The Notes will be secured on a second lien basis by the same collateral securing the senior secured credit facilities to be entered into in connection with the Spin-Off and will be guaranteed, jointly and severally, on a senior basis, by QCP and QCP’s wholly-owned domestic subsidiaries, other than immaterial subsidiaries, unrestricted subsidiaries to be designated by QCP and certain other customarily excluded subsidiaries, that are borrowers or guarantors under the senior secured credit facilities (the “Guarantors”). Substantially concurrently with the closing of the Spin-Off, the Guarantors will execute a supplemental indenture to the Indenture joining them thereto as guarantors.

On or after November 1, 2019, QCP may redeem the Notes at QCP’s option, in whole at any time or in part from time to time, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to, but not including, the redemption date. QCP may also redeem up to 35% of the aggregate principal amount of the Notes on or prior to November 1, 2019 in an amount equal to the net proceeds from certain equity offerings at the redemption price set forth in the Indenture. Prior to November 1, 2019, QCP may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus the applicable “make-whole” premium set forth in the Indenture. There is no sinking fund for the Notes.

Upon certain events constituting a change of control under the Indenture, the noteholders will have the right to require us to offer to repurchase the Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, to, but not including, the date of purchase.

The Indenture includes covenants customary for high yield senior notes of this type, including covenants relating to QCP’s ability to sell assets, pay dividends and make other distributions, redeem or repurchase QCP’s capital stock, incur additional debt and issue capital stock, create liens, consolidate, merge or sell substantially all of QCP’s assets, enter into certain transactions with QCP’s affiliates, make loans, investments or advances, or repay subordinated indebtedness. The Indenture also requires that QCP maintain a minimum debt service coverage ratio of 1.50 to 1.00, which will be tested on a quarterly basis.

The Indenture provides for customary events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become, or to be declared, due and payable. Events of default (subject in certain cases to customary grace and cure periods), include, among others, nonpayment of principal or interest, breach of other covenants or agreements in the Indenture, failure to pay certain other indebtedness, failure to pay certain final judgments, failure of certain guarantees to be enforceable, and certain events of bankruptcy or insolvency.

The foregoing description is qualified in its entirety by reference to the copy of the Indenture filed with this Current Report on Form 8-K as Exhibit 4.1, which is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)          Exhibits.  The following exhibit is being filed herewith:

No.	Description
4.1

Indenture, dated as of October 17, 2016, among QCP SNF West REIT, LLC, QCP SNF Central REIT, LLC, QCP SNF East REIT, LLC and QCP AL REIT, LLC, as issuers, and Wilmington Trust, National Association, as trustee and notes collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 17, 2016

HCP, Inc.

By:	/s/ TROY E. MCHENRY
	Name:	Troy E. McHenry
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

No.	Description
4.1

Indenture, dated as of October 17, 2016, among QCP SNF West REIT, LLC, QCP SNF Central REIT, LLC, QCP SNF East REIT, LLC and QCP AL REIT, LLC, as issuers, and Wilmington Trust, National Association, as trustee and notes collateral agent.